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                                                                         REVISED

                           THIS AGREEMENT made between
               EQUITABLE PREMIER FUNDS TRUST (the "Premier Trust") EQUITABLE TRUST (collectively called the "Trusts")
                                       and

                   (a member of the Trust's Board of Trustees,
                        hereinafter called the "Trustee")

             _________________________________________________(name)

         pursuant to the Trusts Deferred Compensation Plan for Trustees
                         (hereinafter called the "Plan")

WITNESSETH, That

          1. The Trustee elects to defer receipt of [all fees]* which, but for this Agreement, would be payable to the Trustee for his or her services as a Trustee of the Trusts on and after the first of ___________, 200_** and prior to the initial disbursement date provided for herein. Such election shall continue in effect with respect to such Trustee's fees which may otherwise become payable to Trustee unless, at least 60 days prior to, January 1 in any calendar year, Trustee has delivered to the Secretary of the Trusts a written revocation of such election with respect to all or a portion of Trustee's fees which may otherwise become payable to him or her for such year. Any such revocation will take effect on January 1 of such year. Deferred fees shall be credited to an Account (as defined hereinafter in paragraph 9).

          The Trusts shall credit amounts of interest to the Account from time to time using the interest rate determined under The Equitable Investment Plan for Employees, Managers and Agents for the purpose of crediting interest for fixed income accounts of members under that plan. The rate for crediting interest to the Account balance is the "Account Percentage Rate." The Trusts, however, reserve the right to change the rate of interest with respect to amounts to be credited after the date of the change.

          Payments under the terms of this Agreement of fees and amounts so credited shall not commence until the initial disbursement date, as specified in paragraph 4 below. Such payments (to be charged to the Trustees' Account) shall be made in a single lump sum or in annual or semi-annual installments as elected by the Trustee, for the number of years elected by the Trustee, or until the amount credited to his or her Account is exhausted.*** The amount of each installment shall be determined by dividing the undistributed balance of the Account prior to each installment by the number of remaining installments.

         The election specifying the period for disbursement of installments may be changed by a new election on the Trusts' form filed with its Secretary. No election, however, may be made or filed within 60 days immediately preceding the initial disbursement date. The election(s) on file immediately before said 60 days is (are) irrevocable.

--------
* If a Trustee so requests, the Agreement will set forth, instead of "all fees", a portion of the fees, to be deferred, as specified by the Trustee before the Agreement is executed (an alternate form of Agreement will be furnished for this purpose upon request).

** The date must be more than 10 days after the date of execution of the Agreement.

***If the Trustee does not so specify the period of disbursement in his or her election, payments shall be made to the Trustee in such number of annual installments as shall be determined by the Trust in its sole discretion.

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         2. If the Trustee elects to have amounts paid in installments, the number of years for which installments shall be paid shall be in accordance with such election by the Trustee. There shall be no right to change such election after the initial disbursement date. The minimum number of years during which installments will be paid shall be five and the maximum number shall be 20. The first installment shall be payable on the Initial Disbursement Date and subsequent installments shall be payable annually or semiannually thereafter, as applicable, but no such installment shall be less than $50 or more than the amount in the Account at the time any installment is payable. If an election results in installments of less than $50, the period for installment payments will be changed so that each monthly installment will be at least $50. In the event of the Trustee's death prior to complete distribution of his or her Account hereunder, the balance of the Account shall be paid to the Trustee's executors or administrators in a lump sum, in accordance with his or her said elections. The Trusts, in their sole discretion, reserve the right to accelerate payment of amounts in Trustee's Account at any time after termination of Trustee's service as a trustee of the Trusts.

         3. This Agreement may be amended to change the amount of fees to be deferred, or to discontinue any deferment, or to resume such deferment after a prior discontinuance, but at least three years must elapse between the execution of this Agreement and the first amendment or between any two amendments. Any such amendment will apply to fees payable on or after the first day of the calendar year that is more than sixty days after the date of execution thereof and will have no retroactive effect with respect to amounts previously credited to the Trustee's Account. In the event of a discontinuance of deferment, or retirement from the Board, the amounts previously deferred will remain to the credit of the Trustee in his or her Account and will be subject to payment, in a lump sum or in installments, in accordance with the provisions of this Agreement. No amounts credited to the Account may be assigned, commuted or encumbered by the Trustee, and to the extent permitted by law, no such amount shall in any way be subject to any legal process to subject the same to the payment of any claim against such Trustee. In no event will the Trustee have the right to recover any fees credited to the Account otherwise than in accordance with this Agreement.

         4. The Initial Disbursement Date with respect to the Trustee shall be as soon as practicable following _______________, 200_, a date specified by the Trustee, which date shall not be sooner than the earlier of:

                  (a) a date five (5) years following the date of this Agreement, or

                  (b) the date of the Trustee's anticipated retirement as a trustee of the Trusts in accordance with the Trusts' normal retirement policy for Trustees; provided, that if a Trustee does not specify an Initial Disbursement Date in this Agreement, the Trustee shall be deemed to have elected to begin receiving the deferred amounts and any credited amounts thereon upon ceasing to be a trustee of the Trusts; and further provided, that in all events and notwithstanding any elections under this Agreement, the deferred amounts and any credited amounts thereon shall be distributed

                  (i) in the event of the Trustee's death prior to complete distribution of his or her Account, in accordance with paragraph 2 above; or

                  (ii) upon the dissolution, liquidation or winding up of the Trusts, whether voluntary or involuntary; or the voluntary sale, conveyance or transfer of all or substantially all of the Trusts' assets (unless, as part of any such sale, conveyance or transfer, the obligations of the Trusts hereunder shall have been assumed by another Equitable-affiliated trust, corporation or other entity, or the merger of the Trusts into another trust or corporation or its consolidation with one or more other trusts or corporations (unless the obligations of the Trusts hereunder shall have been assumed by such surviving entity, and such surviving entity is an Equitable-affiliated entity, or unless, prior to the effective date of

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the merger or consolidation, the Trusts' Trustees determine that deferrals under the Plan shall survive the merger or consolidation). In this case, any deferred amounts and any credited amounts thereon in the Account shall be paid to the Trustee in a single lump sum on the effective date.

         Prior to such Initial Disbursement Date, the Trustee shall have no right to receive any disbursements under this Agreement after such date, the Trustee's right in respect to any deferred fees or interest accrued thereon, including the right to receive payment of such fees and interest and the method, manner, period, and frequency of such payment (after such date) shall be in accordance with the provisions of this Agreement as now constituted or as hereafter amended.

         5. Upon application by the Trustee under this paragraph and a determination by the Administrator that the Trustee has suffered a severe and unanticipated financial hardship, the Administrator shall distribute to the Trustee, in a single lump sum, an amount equal to the lesser of (i) the amount needed by the Trustee to meet the unanticipated hardship, or (ii) the balance of the Trustee's Account.

         6. The Trusts' obligations to make payments of the Account shall be a general obligation of the Trusts, and such payments shall be made from the Trusts general assets and property. Trustee's relationship to the Trusts under this Agreement shall be only that of a general unsecured creditor, and neither this Agreement or any action taken pursuant hereto shall create or be construed to create a trust or fiduciary relationship of any kind between the Trusts and Trustee, Trustees' estate, Trustees' designated beneficiary or any other person, or a security interest of any kind in any property of the Trusts in favor of Trustee or any other person. The Trusts shall provide an annual statement to Trustee showing such information as is appropriate, including the aggregate amount in the Account, as of a reasonably current date.

         7. The Trusts reserve the right to modify or terminate this Agreement in accordance with any modification or termination of the Plan; provided, however, that any modification will be applicable only to amounts credited to the Account after the effective date of the change and any termination will not affect amounts credited to the Account prior to the date of termination.

         8. Payment of amounts credited to the Account shall be made in the form of a check. Such payment shall be made to Trustee except that:

                  (a) in the event that Trustee shall be determined by a court of competent jurisdiction to be incapable of managing Trustee's financial affairs, and if the Trusts have actual notice of such determination, payment shall be made to Trustee's personal representative(s); and

                  (b) in the event of Trustee's death, payment shall be made to Trustee's executors or administrators.

         The Trusts may deduct from the payment of amounts in the Account any amounts required for purposes of withholding for federal and/or state income and employment tax or any similar tax or levy.

         9. "Retirement" from the Board as used herein shall be deemed to occur on the date when the Trustee ceases to be a member of the Trusts Board of Trustees, for any reason, including death.

         "Account" as used herein shall mean a record maintained by the Administrator of the Trustee's deferred fees, increments credited thereon, and installments paid under this Agreement. The use of the word "Account" does not contemplate or imply any segregation by the Trusts of any monies or other

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assets, nor shall it be deemed to mean that any amount credited to the Account is the property of the Trustee.

IN WITNESS WHEREOF, the parties to this Agreement have subscribed their names.


EXECUTED IN DUPLICATE THIS ________             DAY OF__________, 200__.



                                                EQUITABLE PREMIER FUNDS TRUST



                                                By_________________________
                                                Name:

                                                EQUITABLE TRUST



                                                By_________________________
                                                Name:




                                                ---------------------------
                                                (Trustee)





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136789v1

                          EQUITABLE PREMIER FUNDS TRUST
                                 EQUITABLE TRUST
                               New York, New York

                  In accordance with the provisions of the Agreement with the Equitable Premier Funds Trust and the Equitable Trust executed ______________________, 200_ (month, day, year) under the Deferred Compensation Plan for Trustees, I hereby elect that payment of the aggregate amount of fees deferred under and amounts credited to such fees under the terms of said Agreement shall be made to me or to my executors or administrations in [a lump sum distribution] [annual] [semi-annual] installments for __ years) commencing with my Initial Disbursement Date. The amount of each installment shall be determined by dividing the undistributed balance of the Account prior to each installment by the number of remaining installments. Any prior election as to how the above fees and amounts credited shall be payable is hereby revoked. Defined terms used herein shall have the meanings set forth in said Agreement.

         Executed in duplicate this _____ day of __________, 2001.



                                                ------------------------------
                                                  (name in full of Trustee)


                                                ------------------------------
                                                     (residence address)



ACCEPTED BY

EQUITABLE PREMIER FUNDS TRUST
EQUITABLE TRUST


on _______________________
                  (date)


By:_______________________
Name: